Exhibit 23.2

Raymond Chabot Grant Thornton LLP
Suite 2000
National Bank Tower
600 De La Gauchetière Street West
Montréal, Quebec H3B 4L8

Telephone: 514-878-2691
CONSENT OF INDEPENDENT REGISTERED	Fax: 514-878-2127
PUBLIC ACCOUNTING FIRM	www.rcgt.com

We have issued our report dated July 26, 2018, with respect to the consolidated financial statements of Alithya Group Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

Montréal, Canada

September 12, 2018

Member of Grant Thornton International Ltd